Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports First Quarter 2020 Results;
Declares Second Quarter 2020 Dividend of $0.25 per Share

Company to Host Conference Call on Friday, April 24, 2020, at 11:30 a.m. Eastern Daylight Time

Reno, Nevada-April 23, 2020-Employers Holdings, Inc. (the “Company”) (NYSE:EIG), a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries, today reported financial results for its first quarter ended March 31, 2020.
Financial Highlights

•	Net loss of $34.9 million ($1.14 per share);

•	Adjusted net income of $11.0 million ($0.35 per diluted share);

•	Net realized and unrealized losses on investments of $61.1 million, largely driven by unrealized losses in the fair value of equity securities and other investments;

•	Net investment income of $19.9 million, down 9% year-over-year;

•	Net premiums earned of $167.9 million, down 4% year-over-year;

•	Favorable prior year loss reserve development of $3.5 million, compared to $22.2 million a year ago;

•	The Company repurchased 1,143,581 shares of its common stock at an average price of $37.17 per share ($42.5 million); and

•	Book value per share including the Deferred Gain of $39.21, down 5.0% from year-end including dividends declared

Management Commentary
Chief Executive Officer Douglas Dirks commented on the results: “During the first quarter we delivered a 3.7% annualized return on adjusted equity, which is satisfying given the chaos and disruption currently being experienced throughout the world attributable to the COVID-19 pandemic. Although our underwriting results were solid for the majority of the first quarter, reflecting the strength of our business model, our financial results were adversely impacted by unrealized net investment losses. The Company has invested significantly in the last several years in an operating model that drives superior customer experiences and enhanced efficiencies. Not only has it met those goals, but it added a critical resiliency to our business. The Company has been fully functional since we closed all of our buildings to employees and the general public on March 20, 2020. We have taken the necessary precautions to protect the safety and well-being of our employees and their families while continuing to provide uninterrupted service to our policyholders and claimants. We were able to successfully transition 99% of our employees to a work-from-home environment in a five day period of time without any business interruption.
Both our income statement and balance sheet were negatively impacted in the quarter by the dramatic value declines across nearly all investment asset classes. We were favorably impacted by a higher allocation to cash, the result of sound decision making and swift action by our investment team. Notwithstanding the negative impact of investment valuations, our balance sheet and our capital position remain strong and supportive of aggressive business objectives.”
Mr. Dirks continued, “In the most recent periods, we experienced strong new business opportunities, as evidenced by record numbers of submissions, quotes, and binds, as well as steady renewal business. In fact, that strong performance continued for the first quarter of 2020. However, our levels of submissions, quotes, and binds have decreased significantly since the onset of business interruption created by the pandemic and we expect our new business opportunities and writings to be impacted until such time as our insureds and targeted businesses can reopen and resume their operations.
As a workers’ compensation writer, we continually review and adjust to changes in policyholders' payrolls, economic conditions, and seasonality, as experience develops or new information becomes known. Any such adjustments are included in our current operations. Approximately 25% of our current payroll exposure, including payroll exposure associated with policies generated by our largest payroll partners, is considered to be “pay as you go,” where the associated premium charged to the underlying policyholder is adjusted in real-time based on changes in the underlying payroll. Consequently, economic disruptions are observed in real-time for these policies. For all other policyholders, payroll adjustments are made periodically through midterm endorsements and/or premium audits. As a result of the COVID-19 pandemic, we have experienced a significant increase in mid-term endorsement requests that alter estimated payroll for the policy period downward. Endorsements processed in the month of March 2020 served to reduce policyholder premiums by $5.3 million, compared to $3.8 million for January and February combined. Endorsements processed in April (through April 17) served to reduce policyholder premiums by $6.0 million and we expect this to continue for an indeterminable period of time.
Finally, I thank all of our 700 employees nationwide for their unwavering dedication, flexibility and patience as we continue to seamlessly operate our business and execute our strategy despite being in work-from-home status.”

Summary of First Quarter 2020 Operating Results
(All comparisons vs. first quarter 2019, unless noted otherwise).
Gross premiums written were $184.7 million, a decrease of 12%. The decrease was primarily due to declines in new business premiums written in California, where the Company continued to act as a price leader in achieving rate adequacy, as well as a decrease in new business premiums nationwide associated with the abrupt and severe economic impacts attributable to the COVID-19 pandemic. Net premiums earned were $167.9 million, a decrease of 4% year-over-year.
Losses and loss adjustment expenses were $104.3 million, an increase of 18%. The Company recognized $3.5 million of favorable prior year loss reserve development during the current period versus $22.2 million of favorable prior year loss reserve development a year ago.
Commission expenses were $21.3 million, a decrease of 3%. The decrease was primarily due to the decrease in earned premiums.
Underwriting and general and administrative expenses were $46.7 million, a decrease of 2%. The decrease was largely the result of lower premium taxes and assessments, partially offset by higher information technology and bad debt expenses.
Net investment income of $19.9 million increased 9%. The decrease was primarily due to a sharp increase in the amortization of bond premiums associated with the Company's residential mortgage-backed securities, which was caused by a distortion of near-term mortgage loan prepayment speed assumptions during the current period.
Income tax (benefit) expense was $(10.4) million (23.0% effective rate) versus $10.0 million (16.2% effective rate). The increase in the effective rate was due primarily to having a higher proportion of fully deductible losses in the current period versus the proportion of fully taxable income a year ago, as well as the impact of state income taxes.
The Company’s book value per share of $34.78 and book value per share including the Deferred Gain of $39.21 decreased by 5.8% and 5.0% during the first quarter of 2020, respectively, each computed after taking into account dividends declared. These measures were unfavorable impacted by $42.8 million of net after tax unrealized losses from equity securities and other investments (which are reflected on the income statement) and $29.2 million of after tax unrealized losses from fixed maturity securities (which are reflected on the balance sheet).

Summary of Results by Segment
(See page 12 of the Financial Supplement for a description of our reportable segments. All comparisons vs. first quarter 2019, unless noted otherwise).

Employers Segment
The Employers segment reported net (loss) income before income taxes of $(37.7) million versus $63.8 million.

Highlights included the following:

–	Underwriting income of $0.7 million versus $22.4 million;

–	Combined ratio of 99.5% versus 87.2%;

–	Current accident year loss and LAE ratio of 65.6% versus 64.8%;

–	Favorable prior year loss reserve development of 2.1 percentage points versus 12.7 percentage points;

–	Underwriting expense ratio of 23.3% versus 22.5%;

–	Net investment income of $18.6 million versus $20.6 million; and

–	Net realized and unrealized (losses) gains on investments of $(57.3) million versus $20.8 million.

Cerity Segment
The Cerity segment reported a net loss before income taxes of $4.7 million versus $3.5 million, and an underwriting loss of $3.8 million versus $3.5 million.

Corporate and Other
Corporate and Other activities reported net (loss) income before income taxes of $(2.9) million versus $1.5 million. Highlights included the following:

–	LPT amortization, which served to reduce losses and LAE, of $2.4 million versus $2.5 million;

–	Net investment income of $0.5 million versus $1.2 million;

–	Net realized and unrealized (losses) gains on investments of $(2.1) million versus $2.5 million; and

–	General and administrative expenses of $3.7 million versus $4.7 million.

Share Repurchases and Second Quarter Dividend Declaration
During the first quarter of 2020, the Company repurchased 1,143,581 shares of its common stock at an average price of $37.17 per share. As of March 31, 2020, the Company's remaining share repurchase authorization was $35.8 million.
On April 22, 2020, the Board of Directors declared a second quarter 2020 dividend of $0.25 per share. The dividend is payable on May 20, 2020 to stockholders of record as of May 6, 2020.

Earnings Conference Call and Webcast
The Company will host a conference call on Friday, April 24, 2020, at 11:30 a.m. Eastern Daylight Time / 8:30 a.m. Pacific Daylight Time.

To participate in the live conference call by telephone, dial +1 (888) 364-8443 or +1 (484) 747-6630 and use the conference call access code 4594137.

The webcast will be accessible on the Company’s web site at www.employers.com through the “Investors” link. An archived version of the webcast will remain on the Company’s web site for up to seven days following the live webcast. To listen to a recording of the call by telephone, dial +1 (855) 859-2056 or +1 (404) 537-3406 and use the conference call access code 4594137.

Reconciliation of Non-GAAP Financial Measures to GAAP
The information in this press release should be read in conjunction with the Financial Supplement that is attached to this press release and is available on our website.

Within this earnings release we present various financial measures, some of which are “non-GAAP financial measures” as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to our most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are important to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. Management further believes that these measures are more relevant than comparable GAAP measures in evaluating our financial performance.

Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives, future technologies and planned investments. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. The Company and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in the Company’s future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in the Company’s public filings with the U.S. Securities and Exchange Commission (the "SEC"), including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Filings with the SEC
The Company’s filings with the SEC and its quarterly investor presentations can be accessed through the “Investors” link on the Company's website, www.employers.com. The Company's filings with the SEC can also be accessed through the SEC's EDGAR Database at www.sec.gov (EDGAR CIK No. 0001379041).

About Employers Holdings, Inc.

EMPLOYERS® and America’s small business insurance specialist® are registered trademarks of EIG Services, Inc. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A- (Excellent) by the A.M. Best Company. Not all companies do business in all jurisdictions. See www.employers.com and www.cerity.com for coverage availability.

Contact Information
Company contact:
Mike Paquette (775) 327-2562 or mpaquette@employers.com

Investor relations contact:
Adam Prior, The Equity Group, Inc. (212) 836-9606 or aprior@equityny.com